UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 1, 2006

PUBLIC COMPANY MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-50098 (Commission File Number)	88-0493734 (IRS Employer Identification No.)

5770 El Camino Road, Las Vegas, Nevada		89118
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code(702) 222-9076

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 1, 2006, the board of directors of Public Company Management Corporation (the “Company”) appointed Joshua A. Gottesman, CPA, as Chief Financial Officer and Treasurer. Mr. Gottesman will serve in these capacities pursuant to an employment agreement which terminates on October 31, 2007; however, the Company and Mr. Gottesman may mutually agree to extend the term of the employment agreement.

The employment agreement provides that Mr. Gottesman will devote approximately 4 hours a day toward his duties to the Company. Mr. Gottesman will concurrently serve as a Principal of the accounting firm of Gregory E. Bruce, Chtd. Mr. Gottesman received a bonus of 25,000 shares of the Company’s common stock for entering into the employment agreement. Mr. Gottesman will receive $2,000 per month for his services. Mr. Gottesman will also receive an aggregate of 120,000 shares of the Company’s common stock which shall accrue monthly in equal amounts. Mr. Gottesman shall receive bonuses upon the accomplishment of any one of several milestones (as set forth in the agreement) payable in Form S-8 registered or restricted common stock of the Company. The Company has agreed to indemnify Mr. Gottesman to the fullest extent permitted by law or as set forth in the Company’s articles of incorporation and the bylaws from and against any and all claims, demands, proceedings, liabilities, damages, losses and expenses (including attorney's fees, court costs and disbursements) arising out of the fact that he is or was serving as an employee of the Company, or the performance of his duties under the employment agreement, except in the case of Mr. Gottesman’s gross negligence, willful misconduct, criminal conduct or violations of law. Mr. Gottesman has agreed not to compete with the Company in the United States during the term of the employment agreement and for three months following its termination. The Company may terminate Mr. Gottesman’s employment at any time if Mr. Gottesman acts unlawfully, dishonestly, negligently, incompetently or in bad faith, is conviction of a felony; becomes permanently disabled or disabled for a period exceeding 90 consecutive days or 90 days calculated on a cumulative basis during the term of the employment agreement; breaches or defaults under any term of the employment agreement if such breach or default has not been remedied to the reasonable satisfaction of the Company within 14 days after written notice of the breach or default has been delivered by the Company to Mr. Gottesman; or at the will of the Company, upon 30 days written notice to Mr. Gottesman upon a decision by the Company’s President, which decision shall be in the President’s sole discretion. Mr. Gottesman may terminate the employment agreement at any time after the expiring of 120 days of the date on which there is a change of control or the Company has a successor (as described in the employment agreement); upon the default or breach of any term of the employment agreement by the Company if such breach or default has not been remedied or is not being remedied to the reasonable satisfaction of Mr. Gottesman within 14 days after written notice of the breach or default has been delivered by Mr. Gottesman to the Company; or at the will of Mr. Gottesman, upon 30 days written notice to the Company.

Joshua A. Gottesman, CPA, began serving as Chief Financial Officer and Treasurer of the Company in November 2006.  Mr. Gottesman concurrently serves as Principal of the accounting firm of Gregory E. Bruce, Chtd and has held this position since January, 2000.  During the eight-year period prior to that, Mr. Gottesman served as a Managing Member of TuKay Consulting LLC, a Nevada-based consulting firm, as a Tax Manager of Main Amundson & Co., a Nevada-based CPA firm, and in various positions at KPMG Peat Marwick, LLP in Washington, DC and Montvale, New Jersey. Mr. Gottesman received an MS in Taxation from the University of Baltimore and a BA in Accounting from Towson State University. Mr. Gottesman is a member of the Nevada State Board of Accountancy, Nevada State Society of CPAs and AFAE/Ruck International, a network of local CPA firms.

Gregory E. Bruce, Chtd, of which Mr. Gottesman is a Principal has provided booking, accounting and pre-audit services to the Company since April 2006 for a fee of $4,750 per month and hourly billing for special projects. As of the filing of this report, the Company had paid and accrued an aggregate of approximately $37,150 and $2,105, respectively, for services provided by Gregory E. Bruce, Chtd. Gregory E. Bruce, Chtd will continue to provide such services, and may provide additional services, to the Company in the future for the flat fee and/or hourly billing rate.

Item 9.01 Financial Statements and Exhibits.

(c)   Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with Joshua A. Gottesman, CPA, dated November 1, 2006

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2006	Public Company Management Corporation

/s/ Stephen Brock
Stephen Brock
Chief Executive Officer